 EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

November 14, 2013

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS DECLARES QUARTERLY

DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (November 14, 2013) – On November 14, 2013, at a regularly scheduled meeting, the Board of Directors of Orchids Paper Products Company (NYSE MKT: TIS) authorized a quarterly cash dividend of $0.35 per outstanding share of the Company’s common stock. The Company expects to pay this dividend on December 16, 2013 to stockholders of record at the close of business on December 2, 2013.

Jeffrey Schoen, the Company’s President and Chief Executive Officer, said, “We are committed to creating long-term value for our stockholders and are pleased to continue to return excess cash flow to our shareholders via quarterly dividend payouts.”

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market. From its operations in north east Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments. The Company provides these products to retail chains throughout the United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.